Exhibit 99.1


          Cypress Bioscience, Inc. Announces Third Quarter 2005 Results


    SAN DIEGO--(BUSINESS WIRE)--Nov. 9, 2005--Cypress Bioscience, Inc. (NASDAQ:CYPB) today announced its financial results for the third quarter of 2005. For the quarter ended September 30, 2005, the Company reported a net loss of approximately $215,000, or $0.01 per share basic and diluted, compared to net income of approximately $376,000, or $0.01 per share basic and diluted, for the corresponding period in 2004. At September 30, 2005, the Company had cash, cash equivalents and investments totaling $110.7 million.
    The Company reported revenues of $1.6 million and $7.1 million for the quarter and nine months ended September 30, 2005, respectively, compared to $4.3 million and $11.1 million for the quarter and nine months ended September 30, 2004, respectively. The revenues recognized during 2005 and 2004 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the up-front payment of $25.0 million on a straight-line basis over a period of 8 years, sponsored development reimbursements and funding received from Forest Laboratories during the quarter and nine months ended September 30, 2004, for certain of our employees devoted to the development of milnacipran.
    Total operating expenses for the quarter and nine months ended September 30, 2005, were $2.5 million and $15.9 million, respectively, compared to $4.3 million and $20.5 million for the quarter and nine months ended September 30, 2004, respectively. The decrease in operating expenses for the quarter ended September 30, 2005, compared to the corresponding period in 2004 was primarily due to a decrease in costs incurred in connection with the first Phase III trial, which is in its final completion stage. Also contributing to the decrease was the recognition of a compensation benefit related to variable stock options of $1.6 million for the third quarter of 2005, compared to $0.8 million for the third quarter of 2004. The decrease in operating expenses for the nine months ended September 30, 2005, compared to the corresponding period in 2004 was due mainly to non-recurring, non-cash compensation charges recognized during 2004, primarily consisting of $2.4 million related to stock options previously granted to consultants for services that vested upon the completion of the collaboration agreement with Forest Laboratories and $2.8 million in connection to the accounting treatment for stock options related to the resignation of certain board members to roles as consultants during the first quarter of 2004; a one-time, success-based fee paid to our investment bankers in connection with the closing of our collaboration agreement with Forest Laboratories in January 2004; and a $1.25 million sublicense fee paid to Pierre Fabre in connection with our collaboration agreement with Forest Laboratories. This decrease in operating expenses for 2005 was partially offset by license fees of $3.1 million incurred during 2005 in connection with our sleep apnea program and a one-time, success-based fee paid to advisors in connection with the closing of our licensing agreement with Organon in June 2005. Also contributing to the decrease was the recognition of a compensation benefit related to variable stock options of $1.8 million for the nine months ended September 30, 2005, compared to $1.4 million for the corresponding period in 2004.

    About Cypress Bioscience, Inc.

    Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other central nervous system conditions, such as Obstructive Sleep Apnea (OSA). Cypress' strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.
    In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. The top-line results from the first Phase III trial evaluating milnacipran as a potential treatment for FMS were announced in September 2005. Although the results did not achieve statistical significance at the p less than 0.05 level, Cypress believes the preliminary results support continuation of the development program for milnacipran, which includes an ongoing Phase III study and a soon-to-be-initiated additional Phase III study.
    In 2005 Cypress entered into three licensing transactions for its second clinical development program -- OSA. Specifically, Cypress has licensed mirtazapine-related patents from Organon, and patents from two other parties that provide the opportunity to combine mirtazapine with a second approved agent to both potentially augment efficacy and improve tolerability. Pilot studies evaluating various potential therapeutic agents as treatments for OSA are ongoing.
    We are continuing to evaluate other various potential strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives.
    For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes, and our OSA program. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress' Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that, because we did not achieve statistical significance on our primary endpoints for the first Phase III clinical trial evaluating milnacipran for FMS, the FDA may not accept the first completed Phase III trial as one of the two pivotal trials required for NDA approval; that upon further analysis of our first Phase III clinical trial, we and Forest may elect not to continue development of milnacipran; that the results from our second Phase III clinical trial may not achieve statistical significance; that Forest may not commence the third planned Phase III clinical trial for milnacipran; and that we may not be able to protect our milnacipran-related patents and proprietary technology. Further, there is a risk that we may not be able to realize or successfully develop a product for OSA, and that mirtazapine may not be an effective treatment for OSA; that mirtazapine alone or in combination with any other compound may not be safe and effective in patients with OSA; that our intellectual property position for our OSA program may not be useful or defensible; that we may encounter regulatory or other difficulties in developing a product for OSA, especially in light of the fact that a combination drug may be selected for development; and that we may not be successful in identifying, acquiring, licensing and developing any additional product candidates. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


                       CYPRESS BIOSCIENCE, INC.
                       Condensed Financial Data
                 (In thousands except per share data)

Statement of Operations Data:

                                     Quarter ended   Nine months ended
                                     September 30,     September 30,
                                     2005     2004     2005     2004
                                    -------  -------  -------  -------
                                      (unaudited)       (unaudited)
Revenues under collaborative
 agreement                         $ 1,575  $ 4,259  $ 7,118  $11,118

Operating expenses:
  Research and development           3,195    3,846   12,935   11,209
  General and administrative           756    1,120    3,870    4,453
  Non-cash compensation charges         92      131      884    6,199
  Compensation benefit -- variable
   stock options                    (1,581)    (782)  (1,824)  (1,378)
                                    -------  -------  -------  -------
Total operating expenses             2,462    4,315   15,865   20,483
                                    -------  -------  -------  -------

Other income, net                      672      432    1,917      699
                                    -------  -------  -------  -------

Net income (loss)                  $  (215) $   376  $(6,830) $(8,666)
                                    =======  =======  =======  =======

Net income (loss) per share --
 basic and diluted                 $ (0.01) $  0.01  $ (0.22) $ (0.32)
                                    =======  =======  =======  =======

Shares used in computing net
 income (loss) per share -- basic   31,627   29,625   30,838   27,001
                                    =======  =======  =======  =======

Shares used in computing net
 income (loss) per share --
 diluted                            31,627   32,890   30,838   27,001
                                    =======  =======  =======  =======


Balance Sheet Data:

                                       September 30,    December 31,
                                            2005            2004
                                       ---------------  --------------
                                        (unaudited)
Assets
 Cash, cash equivalents and short-
  term investments                    $       110,681  $      112,024
 Other current assets                           1,930           6,259
 Other non-current assets                          87             107
                                       ---------------  --------------
   Total assets                       $       112,698  $      118,390
                                       ===============  ==============

Liabilities and Stockholders' Equity
 Current liabilities                  $         5,110  $        5,445
 Long-term liabilities                         16,426          18,771
 Stockholders' equity                          91,162          94,174
                                       ---------------  --------------
   Total liabilities and
    stockholders' equity              $       112,698  $      118,390
                                       ===============  ==============


    CONTACT: Cypress Bioscience, Inc.
             Sabrina Martucci Johnson/Mary Gieson, 858-452-2323